EXHIBIT 32
In connection with the Quarterly Report of Carriage Services, Inc. (“the Company”) on Form 10-Q for the period ended June 30, 2006 (“Form 10-Q”), each of the undersigned officers of the Company certifies pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that to the best of such officer’s knowledge: (i) the Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and (ii) the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Carriage Services, Inc.
August 9, 2006

/s/ Melvin C. Payne
Melvin C. Payne
Chairman of the Board, President and Chief Executive Officer

/s/ Joseph Saporito
Joseph Saporito
Executive Vice President and Chief Financial Officer